Exhibit 10.1

September 8, 2021

Katherine Boden Holland
Address on File with the Company

Re:            Severance Agreement and General Release

Dear Kathy:

As we have discussed, your employment with Adtalem Global Education Inc. (“Adtalem” or “the Company”) will end effective September 30, 2021 (“Separation Date”).  We are interested in resolving cooperatively your separation of employment.  Toward this end, we offer: (i) the following Severance Agreement and General Release (the “Release Agreement”) and (ii) the Supplemental Release Agreement, attached as Exhibit A (the “Supplemental Release Agreement”).

Please note that some provisions of the Release Agreement apply whether or not you sign this Release Agreement.  Other provisions apply only if you sign.  Throughout the Release Agreement, we have tried to make this distinction clear.

For example, the terms and conditions set forth in Paragraph 1 below will apply regardless of whether you sign this Release Agreement and/or the Supplemental Release Agreement.  Conversely, you will not be eligible to receive the Severance Benefits set forth in Paragraph 2 below unless you sign and do not revoke this Release Agreement.  (Please see Paragraph 24 below for what it means to revoke this Release Agreement.).

You may consider for twenty-one (21) days following your receipt of this Release Agreement whether you wish to sign it.  Because this is a legal document, you are encouraged to review carefully the proposed Release Agreement with your attorney.

1.           General Terms of the Separation of Your Employment.  As noted above, regardless of whether you sign this Release Agreement and/or the Supplemental Release Agreement:

(a)            Your last day of employment will be September 30, 2021.  You will be paid for all time worked through your Separation Date.

(b)            To the extent you are enrolled, your eligibility to participate in Company-sponsored group health coverage as an employee of the Company will end on September 30, 2021.  Thereafter, you will be eligible to continue to participate in this health coverage in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions (and subject to any COBRA subsidy that may be available under the American Rescue Plan Act of 2021 and any applicable guidance from the Department of Labor or Internal Revenue Service thereunder).

(c)            Your eligibility to participate in all other Company sponsored group benefits, including group life and disability coverage, will end on your Separation Date.

(d)            You will be reimbursed for all reasonable expenses you have incurred on behalf of the Company prior to the Separation Date in accordance with the Company’s reimbursement guidelines.

(e)            You are required to comply with the Adtalem Global Education Inc. Executive Employment Agreement signed by you on April 22, 2018, a copy of which is attached as Exhibit B (the “Employment Agreement”).

(f)            You are required to comply with Paragraphs 7, 8 and 9 below.

2.           Severance Benefits.

(a)            If you timely sign and do not revoke this Release Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Release Agreement described below, the Company will provide you with the following (subsection (i) and (ii) below, the “Severance Benefits”):

(i)            The Company will pay you five hundred dollars ($500.00), payable in one lump sum payment, less withholding of all applicable federal, state and local taxes (“Severance Payment”).  The Severance Payment will be paid on the Company’s first regularly scheduled payroll date occurring after the expiration of the Revocation Period set forth in Paragraph 24 below.  For purposes of this Release Agreement, the term “Severance Benefits” includes the payment made to you or on your behalf per this subsection (i).

(ii)            The Company releases and forever discharges you, to the maximum extent permitted by law, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively the "Company Released Claims") which the Company has or may have against you.  The Company is hereby waiving any and all Company Released Claims that can be waived, to the maximum extent permitted by law, which the Company has or may have against you arising out of or relating to any conduct, matter, event or omission existing or occurring before the Company signs this Release Agreement, and any monetary or other relief for such Company Released Claims.  Notwithstanding the terms of this subsection (ii), the Company is not waiving any required claw-back of your compensation per the Company’s Incentive Compensation Recoupment Policy and/or the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and administrative rulings.

(b)            You will not be eligible for the Severance Benefits described in this Paragraph 2 unless you:  (i) timely sign this Release Agreement after you receive it and return the Release Agreement to the Company (at the address below) after you sign it; (ii) do not timely revoke it in accordance with Paragraph 24, below; (iii) comply with your obligations under this Release Agreement, including but not limited to the requirements under Paragraph 9 regarding the return of company property and documents; and (iv) you have complied with and remain in compliance with the terms and conditions of the Employment Agreement.  The Company’s address/email for communications related to this Release Agreement is:

 Adtalem Global Education
 ATTN: Douglas Beck, General Counsel
 500 W. Monroe Street, Suite 28
 Chicago, IL 6066
 Douglas.Beck@adtalem.com

(c)            Should your employment be terminated by the Company for “Cause,” or if you resign from your employment with the Company prior to September 30, 2021, you will not be eligible for the Severance Benefits and this Release Agreement and the General Release in Paragraph 3, will remain in full force and effect.  For purposes of this Agreement, “Cause” shall have the same definition as per the Employment Agreement.

3.           General Release.

(a)            In exchange for the Company’s Severance Benefits described in Paragraph 2 above, individually or in the aggregate, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)            By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Release Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(i)              any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(ii)             any Claims having anything to do with the termination of your employment, effective on the Separation Date, with the Company and/or with any of its parent, subsidiary, related and/or affiliated companies;

(iii)            any Claims for severance, benefits, bonuses, commissions and/or other compensation of any kind, including but not limited to any claim for benefits or payments under any Employment Agreement or policy of any kind;

(iv)             any Claims under any offer letter to you;

(v)              any Claims for reimbursement of expenses of any kind;

(vi)             any Claims for attorneys’ fees and/or costs;

(vii)            any Claims under the Employee Retirement Income Security Act (“ERISA”);

(viii)           any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, national origin, ancestry, family status, parental status, marital status, domestic or sexual violence victim status, sexual orientation, gender identity, genetic information or any other factor protected by federal, state or local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Illinois Human Rights Act, the Illinois Employee Classification Act, the Illinois Equal Pay Act of 2003, the Delaware Discrimination in Employment Act, the Delaware Equal Pay Law, the Delaware Handicap Persons Employment Protections Act) and any Claims for retaliation under any of the foregoing laws;

(ix)             any Claims regarding leaves of absence including, but not limited to, any Claims under the federal Family and Medical Leave Act and/or under any other state and/or local paid and/or unpaid leave and paid time off laws including the Illinois Employee Sick Leave Act, the Illinois Victims’ Economic Safety and Security Act, the Illinois Family Military Leave Act, the Illinois Child Bereavement Act;

(x)              any Claims under the federal and/or any state constitution;

(xi)             any Claims under the Fair Credit Reporting Act;

(xii)            any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(xiii)           any Claims under any employment agreement with the Company;

(xiv)           any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;

(xv)            any Claims for violation of public policy;

(xvi)           any whistleblower or retaliation Claims, including but not limited to any Claims under any state or local whistleblower laws including the Illinois Whistleblower Act and the Delaware Whistleblowers’ Protection Act;

(xvii)          any Claims for emotional distress or pain and suffering;

(xviii)         any Claims under the Workers Retraining Notification Act (“WARN”) or any state or local laws that require advance notice before a plant closing, mass lay off or other job losses; and/or

(xix)            any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of express or implied contract and/or oral agreement, libel, slander, fraud, invasion of privacy, wrongful discharge, intentional infliction of emotional distress, negligence, promissory estoppel, equitable estoppel, quantum meruit, restitution and misrepresentation.

(c)            The term “Releasees” includes:  the Company, any company, directly or indirectly, controlled by, controlling or under common control by the Company including, but not limited to, the Company’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns (collectively “Affiliates”), and each of their respective past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, in their individual as well as official capacity, and all of their respective predecessors, successors and assigns.

(d)            It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

4.           Non-Released Claims.  The General Release in Paragraph 3 above does not apply to:

(a)            any Claims for vested benefits under any 401(k) plan;

(b)            any Claims to require the Company to honor its commitments set forth in this Release Agreement and in the Supplemental Release Agreement;

(c)            any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Release Agreement or the Supplemental Release Agreement;

(d)            any Claims that arise after you have signed this Release Agreement;

(e)            any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits and any other Claims that cannot be waived by a private agreement, and/or

(f)            any Claim for coverage under director and officer liability insurance or for your contractual rights to indemnification per Section 25 of the Employment Agreement.

The General Release is subject to and limited by your Retained Rights in Paragraph 5.

5.           Retained Rights.

(a)            Nothing in this Release Agreement is intended to or shall be interpreted to restrict or otherwise interfere with your right and/or obligation to:  (i) testify truthfully in any forum; (ii) contact, cooperate with,  provide information to, or testify or otherwise participate in any action, investigation or proceeding of, any federal, state, or local government agency, commission or entity (including, but not limited to the Department of Justice (“DOJ”), the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”)); or (iii) disclose any information or produce any documents as is required by law or legal process.

(b)            Further, nothing in this Release Agreement in general or the General Release in Paragraph 3 in particular prevents you from contacting or filing a charge with any federal, state or local government agency, commission or entity (including, but not limited to the DOJ, NLRB, SEC, EEOC and DOL).  However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.  Notwithstanding the foregoing, nothing in this Release Agreement limits your right to receive an award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to any government agency, commission or entity.  You are entitled to make reports and disclosures or otherwise take action under this Paragraph without authorization from or notification to the Company.

6.           Adequacy of Consideration.  You acknowledge and agree that you are not eligible for the Severance Benefits under Paragraph 2 above unless you sign and do not revoke this Release Agreement.  You also acknowledge and agree that such Severance Benefits:

(a)            constitute adequate consideration to support your General Release in Paragraph 3 above and other obligations set forth in this Release Agreement; and

(b)            fully compensate you for the Claims you are releasing.

For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

7.           Prohibition on Your Using or Disclosing Certain Information.  Regardless of whether you sign this Release Agreement:

(a)            You are prohibited from using or disclosing Confidential and/or Proprietary Information.  Confidential and/or Proprietary Information refers to confidential or proprietary information that you acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public; this may include, but is not limited to:  pricing strategies, profit margins and other non-public financial information; legal, accounting, marketing and business plans, strategies and techniques; trade secrets; the identity of the Company’s customers, suppliers or vendors; attorney-client privileged information; and other information not generally known by or readily accessible to the public.  This restriction is in addition to your obligations under the Employment Agreement, attached as Exhibit B.  This restriction is subject to and limited by your Retained Rights in Paragraph 5 above.

(b)            Nothing in this Release Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”).  Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Release Agreement.  The DTSA provides that:  “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  The DTSA further provides that:  “An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.           Duty to Notify.  In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential and/or Proprietary Information as defined above, you must immediately contact Douglas Beck, General Counsel (or the General Counsel at the time of such request) by telephone.  Regardless of whether you are successful in reaching by telephone, you also must notify Douglas Beck or the applicable General Counsel immediately in writing, via email.  A copy of the request or demand, as well as any and all documents potentially responsive to the request or demand, shall be included with the written notification.  You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves Confidential and/or Proprietary Information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.  This obligation shall not apply in the event of requests or demands for Confidential Information from the government (federal, state or local) commission, agency or entity.

9.           Company Property and Documents.  Regardless of whether you sign this Release Agreement, you must return to the Company’s Human Resources Department, retaining no copies of:

(a)            all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards, motor vehicles and Company equipment, such as computers, cell phones, iPhones, printouts, inventory, marketing materials, products and inventory, including any equipment issued to you through the eMoney Flexible Work Option Policy, all Company training materials and marketing materials and all materials created on behalf of or at the expense of the Company etc.).

(b)            all Company documents that you identify pursuant to a reasonable search (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.).

The Company will arrange for return of all Company property and documents consistent with this Paragraph 9 at a mutually agreed date and time at its expense.

10.         Non-Defamation.  You agree that you will not make any defamatory comments, in writing, orally or electronically, about the Company or any other Releasee (as defined above) and their respective services.  This restriction is subject to and limited by your Retained Rights in Paragraph 5.  The Company shall not issue any statements or press releases, whether in writing, orally or electronically, that are defamatory to you, and shall take reasonable measures to cause the members of its board of directors and its senior executive team (i.e. its CEO and the direct reports to the CEO) to refrain from making statements defamatory to you, whether in writing, orally or electronically.

11.         Post-Employment Restrictions.  You agree that you remain obligated to comply with the restrictive covenants set forth in the Employment Agreement, including the Non-Compete, Non-Solicitation provision set forth in Paragraph 13 of the Employment Agreement, which survive the cessation of your employment and remain in full force and effect.  The parties hereto also each acknowledge and agree that your continued adherence to such covenants is a material inducement to the Company to provide you with the Severance Benefits contained in Paragraph 2 hereof and that a breach of such covenants constitutes a breach of this Release Agreement.

12.         Legal and Equitable Remedies.  You acknowledge that the covenants set forth in this Release Agreement are fair and reasonable and necessary for the protection of the legitimate business interests of the Company, and that you received adequate consideration for the covenants in this Release Agreement, including the Employment Agreement.  You acknowledge that a violation by you of any of the covenants contained in Paragraphs 7, 8, 10 and 11 of this Release Agreement would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, you agree that, notwithstanding any provision of this Release Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions, and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Paragraphs 7, 8, 10 and 11 of this Release Agreement in addition to any other legal or equitable remedies it may have.  You hereby waive any right to require the Company to obtain a bond in connection with such proceedings.  The Company shall also be entitled to recover from you its reasonable attorneys’ fees and costs of any action that it successfully brings against Employee for or related to a breach or threatened breach of Paragraphs 7, 8, 10 and 11 of this Release Agreement.

13.         Ineligibility for Reemployment.  You are not eligible for employment or re-employment with, or placement by any third party (including but not limited to any employment or staffing agency) to provide services for, the Company or any other Releasee.  You agree that you will not apply for employment or reemployment with the Company or any other Release and your agreement is a purely contractual term and is no way an involuntary, discriminatory or retaliatory imposition upon you by the Company or any other Releasee.  You further agree that the execution of this Release Agreement is good and sufficient cause for the Company and/or any other Releasee to reject any application for employment or other work by you.

14.         Confidentiality of this Release Agreement.  You agree that, at all times, the existence, terms and conditions of this Release Agreement and the Supplemental Release Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except:  (i) to your spouse, domestic partner, civil union partner or immediate family member; (ii) to the extent required by law; (iii) in connection with any Claim to interpret or determine the scope, meaning, enforceability or effect of the Release Agreement; (iv) to obtain confidential legal, tax or financial advice with respect thereto; or (v) in connection with any of your Retained Rights as set forth in Paragraph 5.

15.         Cooperation and Transition of Duties.

(a)            You agree to fully cooperate in the transition of your duties and responsibilities as directed by the Company including, but not limited to, assistance in each of your former areas of responsibility.

(b)            You agree to assist, consult with, and cooperate with the Company or other Releasee in any litigation or administrative proceeding or inquiry that involves the Company or any other Releasee about which you have any knowledge or information as a result of your employment with the Company (a “Matter”), including but not limited to providing complete and truthful information and testimony to the Company and other Releasee and their respective attorneys regarding any Matter that presently exists or that may arise going forward, subject to reimbursement for your reasonable out-of-pocket expenses for items such as travel, meals, lodging and telephone calls and with consideration for your other business and personal commitments. Your duties per this subsection (b) shall be scheduled at reasonable times and locations, taking into account your then-current professional and personal obligations.

16.         Governing Law and Venue.  This Release Agreement, and all issues and questions concerning the construction, validity, enforcement and interpretation of this Release Agreement, will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.  The parties agree that all litigation arising out of or relating to Release Agreement must be brought exclusively in Delaware.

17.         Statement of Non-Admission.  Nothing in this Release Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above.  Rather, the proposed Release Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

18.         Interpretation of Release Agreement.  Nothing in this Release Agreement is intended to violate any law or shall be interpreted to violate any law.  If any paragraph subpart of any paragraph in this Release Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or subpart of the paragraph as necessary to make it enforceable and the paragraph or subpart of the paragraph shall then be enforceable in its/their narrowed form.  Moreover, each paragraph or subpart of each paragraph in this Release Agreement is independent of and severable (separate) from each other.  In the event that any paragraph or subpart of any paragraph in this Release Agreement is determined to be legally invalid, overly broad and/or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or subpart of such paragraph shall be stricken from the Release Agreement, and the remaining paragraphs or subparts of such paragraphs of this Release Agreement shall remain in full, force and effect.

19.         Entire Release Agreement.  This Release Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied by the Company or any Releasee relating to your employment except for the restrictions of the Employment Agreement which by their terms shall remain in full force and effect.  This Release Agreement cannot not be modified or amended other than by an agreement in writing signed by both you and an authorized representative of the Company.

20.         Acknowledgment.  You acknowledge and agree that, subsequent to the termination of your employment, and other than as provided in this Release Agreement and the Supplemental Release Agreement, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Release Agreement.  You also acknowledge and agree that you have been paid for all time worked and have received all other compensation, benefits, bonuses, commissions and/or other compensation of any kind owed to you, except for any payments owed to you pursuant to Paragraph 1 which shall be paid to you regardless of whether you sign this Release Agreement.

21.         Headings/Days.  The headings contained in this Release Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Release Agreement, and they shall not affect the meaning or interpretation of this Release Agreement.  All references to a number of days throughout this Release Agreement refer to calendar days.

22.         Successors and Assigns.  This Release Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and successors.  The Company may assign this Release Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company.  The Company also may assign this Release Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  You expressly consent to the assignment of the restrictions and requirements set forth in this Release Agreement including but not limited to those in Paragraphs 7, 8 10 and 11 above of this Release Agreement to any new owner of the Company’s business or purchaser of the Company.  You may not assign, pledge, or encumber your interest in this Release Agreement, or any part thereof, without the written consent of the Company.

23.         Representations.  You agree and understand that:

(a)            you have read carefully the terms of this Release Agreement, including the General Release;

(b)            you have had an opportunity to and have been encouraged to review this Release Agreement, including the General Release, with an attorney;

(c)            you understand the meaning and effect of the terms of this Release Agreement, including the General Release;

(d)            you were given twenty-one (21) days to review and to determine whether you wished to sign this Release Agreement, including the General Release;

(e)            your decision to sign this Release Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)            no promise or inducement not expressed in this Release Agreement has been made to you;

(g)            you understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); and

(h)            you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

24.         Revocation Period.  If you sign this Release Agreement, you will retain the right to revoke it for seven (7) days (the “Revocation Period”).  If you revoke this Release Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Release Agreement.  The Release Agreement shall not be effective until after the Revocation Period has expired without your having revoked it.  To revoke this Release Agreement, you must send a letter via certified mail or email to Douglas Beck, General Counsel, Douglas.Beck@adtalem.com with a copy to John Nixon, Esq. Jnixon@duanemorris.com.  The letter must be post-marked/emailed within seven (7) days of your execution of this Release Agreement.  If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.  If you revoke this Release Agreement on a timely basis, you shall not be eligible for the Severance Benefits as set forth in Paragraph 2 above.

25.         Offer Expiration Date.  You may consider for twenty-one (21) days following your receipt of this Release Agreement whether you wish to sign it.  If you do not sign this Release Agreement within this period of time, then this offer is withdrawn and you will not be eligible for the Severance Benefits set forth in Paragraph 2 above.  To the extent the Company agrees to make any modifications to this Release Agreement, you understand and agree that the review period will not restart.

26.         Counterparts.  This Release Agreement and any agreement referenced herein may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  The exchange of a fully executed Release Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Release Agreement.

*        *        *

If you agree with the all of the terms of this Release Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Release Agreement, including the General Release, and return the signed Release Agreement to Douglas Beck, General Counsel, Douglas.Beck@adtalem.com.

Sincerely,

/s/ Douglas Beck
Douglas Beck, General Counsel

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

Katherine Boden Holland

/s/ Katherine Boden Holland

September 13, 2021
Date

Exhibit A
Supplemental Release Agreement

September 30, 2021

Katherine Boden Holland
Address on File with the Company

Re:            Supplemental Release Agreement

Dear Kathy:

The separation of your employment from Adtalem Global Education Inc. (“Adtalem” or “the Company”) is effective September 30, 2021 (“Separation Date”).  Accordingly, this Supplemental Release Agreement is being provided to you pursuant to the Severance Agreement and General Release dated September 8, 2021.  You may consider for twenty-one (21) days after your Separation Date whether you wish to sign this Supplemental Release Agreement.  You are encouraged to review this Supplemental Release Agreement with your attorney.  Please note that you may not sign this Supplemental Release Agreement before your Separation Date. Regardless of whether you sign this Supplemental Release Agreement the Company will pay you all Accrued Benefits (as defined in the Adtalem Global Education Inc. Executive Employment Agreement signed by you on April 22, 2018 (the "Employment Agreement")), within thirty (30) days following the Separation Date.

1.            Severance Benefits.

(a)            If you timely sign and do not revoke this Supplemental Release Agreement, agreeing to be bound by the Supplemental General Release in Paragraph 2 below and the other terms and conditions of this Supplemental Release Agreement described below, the Company will provide you with the payments and benefits per subsections (i) – (iv) below (the “Severance Benefits”):

(i)            The Company will pay you one and one-half (1 ½) times the sum of your base salary and target MIP Award in the amount of $1,510,237, based on your base pay and target MIP as of your Separation Date, less taxes and other deductions required by law (the “Severance Payments”).  The Severance Payments will be payable in eighteen (18) equal monthly payments.  Subject to (d) below, the first installment will be due on the Company’s first regularly scheduled payroll date occurring after the expiration of the Revocation Period set forth in Paragraph 9 below.  Your schedule of payments will not extend beyond the date on which any Severance Payments would qualify as deferred compensation under §409A of the Internal Revenue Code.

(ii)            The Company will pay for eighteen (18) months of continued health benefit plan coverage following the Separation Date at active employee levels, with the active employee cost for you and your eligible dependents; such health benefits shall be provided and paid for by you per regular payroll periods of Adtalem commencing with the first payroll period following the your Separation Date and continuing until the earlier of (1) the eighteen (18) month anniversary of your Separation Date, or (2) the date you are eligible for equivalent coverage and benefits under the plans and programs of a subsequent employer.  Medical expenses (as defined in Code Section 213(d)) paid pursuant to this paragraph are intended to be exempt from Code Section 409A to the extent permitted under Treasury Regulation §§1.409A-1(b)(9)(v)(B) and -3(i)(1)(iv)(B).  However, to the extent any health benefits provided pursuant to this paragraph do not qualify for exemption under Code Section 409A, Adtalem shall provide you with a lump sum payment in an amount equal to the number of months of coverage to which you are entitled times the then applicable premium for the relevant health plan in which you participated.  Such lump sum amount will be paid during the second month following the month in which such coverage expires.

(iii)            The Company will provide you with a nine (9) month senior executive level outplacement program the provider of which shall be selected by the Company in the Company’s sole discretion with such expenses being payable to the outplacement service as soon as administratively practicable but in no event later that the last day of the calendar year immediately following the calendar year in which such expense was incurred.

(b)            You will not be eligible for the Severance Benefits unless you:  (i) timely sign this Supplemental Release Agreement and return it to the Company (at the address below) after you sign it; (ii) do not timely revoke it in accordance with Paragraph 8, below; (iii) comply with your obligations under the Release Agreement, including but not limited to the requirements regarding the return of company property and documents; and (iv) you have complied with and remain in compliance with the terms and conditions of the Employment Agreement.  The Company’s address/email for communications related to this Supplemental Release Agreement is:

 Adtalem Global Education
 ATTN: Douglas Beck, General Counsel
 500 W. Monroe Street, Suite 28
 Chicago, IL 6066
 Douglas.Beck@adtalem.com

(c)            Should your employment be terminated by the Company for “Cause” or if you resign from your employment with the Company prior to September 30, 2021, you will not be eligible for the Severance Benefits in this Supplemental Release Agreement, and the Release Agreement dated September 8, 2021 will remain in full force and effect.  For purposes of this Supplemental Release Agreement, “Cause” shall have the same definition as per the Employment Agreement.

(d)            The Severance Benefits are intended, where possible, to qualify for an exemption from Code Section 409A.  Accordingly, the provisions of this Supplemental Release Agreement shall be applied so that those payments and benefits qualify for such an exemption, to the maximum extent allowable.  However, to the extent any payment to which you become entitled under this Supplemental Release Agreement is deemed to constitute an item of deferred compensation subject to, and not exempt from, the requirements of Section 409A, the provisions of this Supplemental Release Agreement applicable to that payment shall be applied so that such payment is made in compliance with the applicable requirements of code Section 409A.  Additionally, because you are a “specified employee” as that term is defined in Code Section 409A, any Severance Benefits described in the Paragraph 1 that are: (A) subject to Code Section 409A and not subject to exemption therefrom; and (B) payable to you during the first six months following the Separation Date shall be deferred until the date which is six months and one day following the Separation Date, with the first payment being in an amount equal to the total amount to which you would otherwise have been entitled during the period following the Separation Date of employment if the six-month deferral had not been required.

(e)            The Company releases and forever discharges you, to the maximum extent permitted by law, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively the "Company Released Claims") which the Company has or may have against you.  The Company is hereby waiving any and all Company Released Claims that can be waived, to the maximum extent permitted by law, which the Company has or may have against you arising out of or relating to any conduct, matter, event or omission existing or occurring before the Company signs this Release Agreement, and any monetary or other relief for such Company Released Claims.  Notwithstanding the terms of this subsection (e), the Company is not waiving any required claw-back of your compensation per the Company’s Incentive Compensation Recoupment Policy and/or the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and administrative rulings.

2.            Supplemental General Release.

(a)            In addition to the Severance Benefits described in Paragraph 2 of the Release Agreement dated September 8, 2021 which has not been paid, and in exchange for the Severance Benefits described in  Paragraph 1 of this Supplemental Release Agreement, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)            By agreeing to this Supplemental General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Release Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(i)            any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(ii)            any Claims having anything to do with the termination of your employment, effective on the Separation Date, with the Company and/or with any of its parent, subsidiary, related and/or affiliated companies;

(iii)            any Claims for severance, benefits, bonuses, commissions and/or other compensation of any kind, including but not limited to any claim for benefits or payments under any Employment Agreement or policy of any kind;

(iv)            any Claims under any offer letter to you;

(v)             any Claims for reimbursement of expenses of any kind;

(vi)            any Claims for attorneys’ fees and/or costs;

(vii)           any Claims under the Employee Retirement Income Security Act (“ERISA”);

(viii)          any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, national origin, ancestry, family status, parental status, marital status, domestic or sexual violence victim status, sexual orientation, gender identity, genetic information or any other factor protected by federal, state or local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Illinois Human Rights Act, the Illinois Employee Classification Act, the Illinois Equal Pay Act of 2003, the Delaware Discrimination in Employment Act, the Delaware Equal Pay Law, the Delaware Handicap Persons Employment Protections Act) and any Claims for retaliation under any of the foregoing laws;

(ix)            any Claims regarding leaves of absence including, but not limited to, any Claims under the federal Family and Medical Leave Act and/or under any other state and/or local paid and/or unpaid leave and paid time off laws including the Illinois Employee Sick Leave Act, the Illinois Victims’ Economic Safety and Security Act, the Illinois Family Military Leave Act, the Illinois Child Bereavement Act;

(x)             any Claims under the federal and/or any state constitution;

(xi)            any Claims under the Fair Credit Reporting Act;

(xii)           any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(xiii)          any Claims under any employment agreement with the Company;

(xiv)          any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;

(xv)           any Claims for violation of public policy;

(xvi)          any whistleblower or retaliation Claims, including but not limited to any Claims under any state or local whistleblower laws including the Illinois Whistleblower Act and the Delaware Whistleblowers’ Protection Act;

(xvii)         any Claims for emotional distress or pain and suffering;

(xviii)        any Claims under the Workers Retraining Notification Act (“WARN”) or any state or local laws that require advance notice before a plant closing, mass lay off or other job losses; and/or

(xix)          any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of express or implied contract and/or oral agreement, libel, slander, fraud, invasion of privacy, wrongful discharge, intentional infliction of emotional distress, negligence, promissory estoppel, equitable estoppel, quantum meruit, restitution and misrepresentation.

(c)            The term “Releasees” includes:  the Company, its Affiliates, and each of their respective past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, in their individual as well as official capacity, and all of their respective predecessors, successors and assigns.

(d)            It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

3.            Non-Released Claims.  The Supplemental General Release in Paragraph 2 above does not apply to:

(a)            any Claims for vested benefits under any 401(k) plan;

(b)            any Claims to require the Company to honor its commitments set forth in this Supplemental Release Agreement;

(c)            any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Supplemental Release Agreement;

(d)            any Claims that arise after you have signed this Supplemental Release Agreement;

(e)            any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits and any other Claims that cannot be waived by a private agreement; and/or

(f)            any Claim for coverage under director and officer liability insurance or for your contractual rights to indemnification per Section 25 of the Employment Agreement.

The Supplemental Release Agreement is subject to and limited by your Retained Rights in Paragraph 4.

4.            Retained Rights.

(a)            Nothing in this Supplemental Release Agreement is intended to or shall be interpreted to restrict or otherwise interfere with your right and/or obligation to:  (i) testify truthfully in any forum; (ii) contact, cooperate with,  provide information to, or testify or otherwise participate in any action, investigation or proceeding of, any federal, state, or local government agency, commission or entity (including, but not limited to the Department of Justice (“DOJ”), the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”)); or (iii) disclose any information or produce any documents as is required by law or legal process.

(b)            Further, nothing in this Supplemental Release Agreement in general or the Supplemental General Release in Paragraph 2 in particular prevents you from contacting or filing a charge with any federal, state or local government agency, commission or entity (including, but not limited to the DOJ, NLRB, SEC, EEOC and DOL).  However, the Supplemental Release Agreement does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.  Notwithstanding the foregoing, nothing in this Supplemental Release Agreement limits your right to receive an award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to any government agency, commission or entity. You are entitled to make reports and disclosures or otherwise take action under this Paragraph without authorization from or notification to the Company.

5.            Adequacy of Consideration.  You acknowledge and agree that this Supplemental Release Agreement is supported by adequate consideration.  You further acknowledge that the Severance Benefits as set forth in Paragraph 1 are being offered pursuant to the Employment Agreement and agree that you are not eligible for any severance under any other policy, plan, or prior agreement, other than the Release Agreement.

6.            Interpretation of Supplemental Release Agreement.  Nothing in this Supplemental Release Agreement is intended to violate any law or shall be interpreted to violate any law.  If any paragraph subpart of any paragraph in this Supplemental Release Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or subpart of the paragraph as necessary to make it enforceable and the paragraph or subpart of the paragraph shall then be enforceable in its/their narrowed form.  Moreover, each paragraph or subpart of each paragraph in this Supplemental Release Agreement is independent of and severable (separate) from each other.  In the event that any paragraph or subpart of any paragraph in this Supplemental Release Agreement is determined to be legally invalid, overly broad and/or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or subpart of such paragraph shall be stricken from the Supplemental Release Agreement, and the remaining paragraphs or subparts of such paragraphs of this Supplemental Release Agreement shall remain in full, force and effect.

7.            Representations.  You agree and understand that:

(a)            you have read carefully the terms of this Supplemental Release Agreement, including the Supplemental General Release;

(b)            you have had an opportunity to and have been encouraged to review this Supplemental Release Agreement, including the Supplemental General Release, with an attorney;

(c)            you understand the meaning and effect of the terms of this Supplemental Release Agreement, including the Supplemental General Release;

(d)            you were given twenty-one (21) days to review and to determine whether you wished to sign this Supplemental Release Agreement, including the Supplemental General Release;

(e)            your decision to sign this Supplemental Release Agreement, including the Supplemental General Release, is of your own free and voluntary act without compulsion of any kind;

(f)            no promise or inducement not expressed in this Supplemental General Release has been made to you;

(g)            you understand that you are waiving your Claims as set forth in Paragraph 2 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 3 above and your Retained Rights in Paragraph 4 above); and

(h)            you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 2 above.

8.            Post-Employment Restrictions.  You agree that you remain obligated to comply with the restrictive covenants set forth in the Employment Agreement, including the Non-Compete, Non-Solicitation provision set forth in Paragraph 13 of the Employment Agreement, which survive the cessation of your employment and remain in full force and effect.  The parties hereto also each acknowledge and agree that your continued adherence to such covenants is a material inducement to the Company to provide you with the Severance Benefits and that a breach of such covenants constitutes a breach of this Supplemental Release Agreement.  In such case, the Company reserves the right to pursue recoupment of any and all amounts paid to you pursuant to this Supplemental Release Agreement.

9.            Revocation Period.  If you sign this Supplemental Release Agreement, you will retain the right to revoke it for seven (7) days (the “Revocation Period”).  If you revoke this Supplemental Release Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Supplemental Release Agreement.  The Supplemental Release Agreement shall not be effective until after the Revocation Period has expired without your having revoked it.  To revoke this Supplemental Release Agreement, you must send a letter via certified mail or email to Douglas Beck, General Counsel, Douglas.Beck@adtalem.com with a copy to John Nixon, Esq. Jnixon@duanemorris.com.  The letter must be post-marked/emailed within seven (7) days of your execution of this Supplemental Release Agreement.  If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.  If you revoke this Supplemental Release Agreement on a timely basis, you shall not be eligible for the Severance Benefits as set forth in Paragraph 1 above.

10.            Offer Expiration Date.  As set forth above, you may consider for twenty-one (21) days following your Separation Date whether you wish to sign this Supplemental Release Agreement.  If you do not sign this Supplemental Release Agreement within this period of time, then this offer is withdrawn and you will not be eligible for the Severance Benefits set forth in Paragraph 1 above.  To the extent the Company agrees to make any modifications to this Supplemental Release Agreement, you understand and agree that the review period will not restart.  Please note that you may not sign this Supplemental Release Agreement before your Separation Date.

*        *        *

If you agree with the all of the terms of this Supplemental Release Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Supplemental Release Agreement, including the Supplemental General Release, and return the signed Supplemental Release Agreement to Douglas Beck, General Counsel, Douglas.Beck@adtalem.com.

Sincerely,

Douglas Beck, General Counsel

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

Katherine Boden Holland

Date

Exhibit B
Employment Agreement